Exhibit 10.2	VACANT LAND PURCHASE AND SALE CONTRACT

1. This Vacant Land Purchase and Sale Contract (“Contract”) is made by and between BK Keller Investments LLC (the “Buyer”) and Inland Land Appreciation Fund II, L.P., a Delaware limited partnership (“Seller”) (collectively “Parties”) on thiswith respect to the purchase and sale of the real estate and improvements, if any, located at the West side of Harley Road, South of Route 38 and North of Kesslinger Road in Kane County, Illinois (“Property”).

Property P.I.N.: 08-34-300-003 (40 acres); 11-03-100-001 (13.39 ac); 11-03-100-002 (13.39 ac); 11-03-100-003 (66.15 ac); 11-03-100-005 (42.14 ac); 11-03-300-001 (9.68 ac) Acreage: 181.9 acres.

2. Purchase Price. The Purchase price for the Property is One Million Seven Hundred Twelve Thousand Nine Hundred Forty and No/100 Dollars ($1,712,940.00) (“Purchase Price”). The Purchase Price includes the following personal property: None (“Personal Property”).

3. Earnest Money: Within two (2) days of the Effective Date, as defined herein, Buyer shall deposit with Chicago Title Insurance Company, 10 South LaSalle Street, Suite 3100, Division II, Chicago, Illinois 60603 Ms. Nancy Castro (“Escrowee”), earnest money in the amount of $20,000.00, in the form of cash (“Earnest Money”). The Earnest Money shall be returned and this Contract shall be of no force or effect if this Contract is not accepted by Buyer on or before February 26, 2016.

4. Disposition of Earnest Money. In the event of default by Buyer, and provided Buyer has not terminated within the Inspection Period, the Earnest Money shall be paid to Seller. If Seller defaults, the Earnest Money, at the option of Buyer, shall be refunded to Buyer, but such refunding shall not release Seller from the obligations of this Contract. In the event of any default, Escrowee shall give written notice to Seller and Buyer indicating Escrowee’s intended disposition of the Earnest Money and request Seller’s and Buyer’s written consent to the Escrowee’s intended disposition of the Earnest Money within 30 days after the notice, such written consent not to be unreasonably withheld. However, Seller and Buyer acknowledge and agree that if Escrowee is a licensed real estate broker, Escrowee may not distribute the Earnest Money without the joint written direction of Seller and Buyer or their authorized agents. If Escrowee is not a licensed real estate broker, Seller and Buyer agree that if neither Party objects, in writing, to the proposed disposition of the Earnest Money within 30 days after the date of the notice, then Escrowee shall proceed to disperse the Earnest Money as previously noticed by Escrowee. If either Seller or Buyer objects to the intended disposition within the 30 day period, or if Escrowee is a licensed real estate broker and does not receive the joint written direction of Seller and Buyer authorizing distribution of the Earnest Money, then the Escrowee may deposit the Earnest Money with the Clerk of the Circuit Court by the filing of an action in the nature of an Interpleader. Escrowee may be reimbursed from the Earnest Money for all costs, including reasonable attorney’s fees, related to the filing of the Interpleader and the Parties indemnify and hold Escrowee harmless from any and all claims and demands, including the payment of reasonable attorneys’ fees, costs, and expenses arising out of those claims and demands.

5. Inspection Period. Buyer, and its duly authorized representatives shall have until ten (10) days from the Effective Date (the “Inspection Period”) at reasonable times and upon reasonable notice to Seller, to conduct noninvasive inspections and studies, to make a physical inspection of the Property, to examine documents of record encumbering the Property and conduct a phase one environmental audit and an architectural and engineering evaluation of the Property, all at Buyer’s sole expense. Seller shall provide the due diligence materials to Buyer within five (5) days of the execution of this Contract. No invasive inspection may be conducted without Seller’s express written consent, not to be unreasonably withheld. Seller shall provide access to the Property at reasonable times, upon at least 24 hours oral or written notice from Buyer. Buyer shall save, indemnify, defend and hold harmless Seller from the acts and/or omissions of Buyer and its representatives, agents and contractors arising from such inspections, audit and evaluation except to the extent caused by the mere discovery by Buyer of pre-existing conditions at the Property or by the gross negligence or willful misconduct of Seller. The provisions of this Section 5 shall survive the termination of this Contract or Closing. If Buyer in its sole discretion elects not to proceed with its purchase of the Property for any reason or no reason at all, Buyer shall, on or before the end of the Inspection Period, serve Seller with written notice of its election to terminate this Contract (which notice is hereinafter referred to as “Termination Notice”) and Closing Agent shall return the Earnest Money to Buyer and thereafter this Contract shall terminate and be null and void and of no further force and effect, and neither Buyer nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason hereof except for those matters that specifically survive such termination. If Buyer fails to sends the Termination Notice on or before the end of the Inspection Period, this Contract shall remain in full force and effect and Buyer shall have no further right to obtain a refund of the Earnest Money pursuant to the provisions of this paragraph.

Exhibit 10.2	VACANT LAND PURCHASE AND SALE CONTRACT

6. Possession. Seller agrees to surrender possession of the Property on the Closing Date (as defined in Paragraph 7 below).

7. Closing. Buyer shall deliver the balance of the Purchase Price (less the amount of the Final Earnest money, plus or minus prorations and escrow fees, if any) to Seller and Seller shall execute and deliver the Deed, or Deeds (as defined below) to Buyer or Buyer’s designee(s) at “Closing”. Closing shall take place on the date this is fifteen (15) days after the expiration of the Inspection Period (“Closing Date”). Seller must provide Buyer with evidence of good and merchantable title prior to Closing. At Closing, Seller shall provide to Buyer a credit in the amount of Twenty Five Thousand Dollars ($25,000.00).

8. Deed. At closing, Seller shall execute and deliver to Buyer or Buyer’s designee(s), or cause to be executed and delivered to Buyer or Buyer’s designee(s), a recordable warranty deed (“Deed(s)”) (or other appropriate deed if title is in trust or in an estate), subject only to the following, if any: covenants, conditions, and restrictions of record; all matters shown on the survey; public and utility easements; existing leases and tenancies, if any; visible private and public roads and easements therefore; building setback lines and use or occupancy restrictions; zoning laws and ordinances; acts done by or suffered through Buyer, all special governmental taxes or assessments confirmed and unconfirmed; general real estate taxes not yet due and payable at the time of Closing. Buyer shall notify Seller no later than 5 days prior to Closing of its need for more than one Deed and shall provide the grantee designations for such Deeds at that time. Buyer shall bear the cost for recordation of any Deeds beyond the first Deed, and shall pay any and all title fees associated therwith.

9. Real Estate Taxes. Seller represents that the 2014 general real estate taxes are $5,261.68 (copies of bills attached). General real estate taxes shall be prorated based on 100% of the 2014 tax bills.

10. “AS-IS” Condition. Seller represents that the Property is zoned F District—Farming. This Contract is for the sale and purchase of the Property (including any Personal Property) in its “as-is” condition as of the Acceptance Date. The Property (including any Personal Property) will be inspected by the Buyer who acknowledges that no representations, warranties or guarantees with respect to the condition of the Property (including any Personal Property) have been made by Seller or Seller’s agents, brokers or representatives other than those set forth herein.

11. Survey. Within two (2) days of execution of this Contract, Seller shall provide to Buyer an updated survey of the Property.

12. Legal Description. The legal description of the Property is attached as Exhibit “A”. A full legal description of the Property will be included in a Title Commitment to be delivered by Seller to Buyer.

13. General Provisions and Riders. THIS CONTRACT WILL BECOME A LEGALLY BINDING CONTRACT WHEN SIGNED BY ALL PARTIES AND DELIVERED (“Effective Date”). THIS CONTRACT INCLUDES THE GENERAL PROVISIONS ON THE LAST PAGE OF THIS CONTRACT AND THE LEGAL DESCRIPTION, ATTACHED TO AND MADE A PART OF THIS CONTRACT.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.2	VACANT LAND PURCHASE AND SALE CONTRACT

OFFER DATE: 2/29/16

BUYER’S INFORMATION:

Buyer’s Signature: /s/ Brian Keller
Buyer’s Name(s) (print): BK Keller Investments, LLC
Address: 2506 Highland Road
City: Geneva State: IL Zip: 60134
Office Phone: 630-605-2450 Home Phone: 630-605-2450
Fax: Cell Phone: 630-605-2450
Email Address: brian.keller@crowehorwath.com

The names and addresses set forth below are for informational purposes only and subject to change.

BUYER’S BROKER’S INFORMATION:

Designated Agent (print): Caton Commercial Real Estate Group
Agent Identification Number:
Broker Name: Brian Blackmore MLS #
Office Address:1296 Rickert Drive, 2nd Floor
City: Naperville State: IL Zip: 60540
Office Phone: 630-207-8292 Cell Phone: 630-207-8292
Fax:
Email: brian@catoncommercial.com

BUYER’S ATTORNEY’S INFORMATION:

Attorney Name: Patrick M. Griffin
Firm: Griffin | Williams LLP
Office Address: 501 W. State St., Suite 203
City: Geneva State: IL Zip: 60134
Office Phone: 630-524-2566 Cell Phone: 630-631-9760
Fax: 630-262-0644
Email: pgriffin@gwllplaw.com

BUYER’S LENDER’S INFORMATION:

Mortgage Broker’s Name: N/A
Lender:
Office Address:
City: State: Zip:
Office Phone: Cell Phone:
Fax:
Email:

ACCEPTANCE DATE: March 1, 2016

SELLER’S INFORMATION:

Exhibit 10.2	VACANT LAND PURCHASE AND SALE CONTRACT

Inland Land Appreciation Fund II, L.P., a Delaware limited partnership

By: Inland Real Estate Investment Corporation, a Delaware corporation, its general partner

Seller’s Signature: /s/ Guadalupe Griffin
Seller’s Name(s) (print): Guadalupe Griffin
Address: 2901 Butterfield Rd.
City: Oak Brook State: IL Zip:60532
Office Phone: 630 218 8000 Home Phone:
Fax: Cell Phone:
Email Address: griffin@inland-investments.com

The names and addresses set forth below are for informational purposes only and subject to change.

SELLER’S BROKER’S INFORMATION:

Designated Agent Name (print):
Agent Identification Number:
Broker Name: MLS #
Office Address:
City: State: Zip:
Office Phone: Cell Phone:
Fax:
Email:

SELLER’S ATTORNEY’S INFORMATION:

Attorney Name: David Neboyskey
Firm: The Inland Real Estate Group, Inc.
Office Address: 2901 Butterfield Road
City: Oak Brook, State, Ill. Zip: 60523
Office Phone; (630) 586-4760
Fax: (630) 218-4900 dneboyskey@inlandgroup.com

Exhibit 10.2	VACANT LAND PURCHASE AND SALE CONTRACT

GENERAL PROVISIONS

A. Prorations. Rent, if any, general real taxes and other items shall be prorated through 11:59 PM on the day prior to the Closing Date.

B. Uniform Vendor and Buyer Risk Act. The provisions of the Uniform Vendor and Buyer Risk Act of the State of Illinois shall be applicable to this Contract.

C. Title. Seller shall deliver to Buyer or his agent evidence of merchantable title in the intended grantor by delivering a Commitment for Title Insurance (“Commitment”) of a title insurance company bearing a date on or subsequent to the Acceptance Date, in the amount of the Purchase Price, subject to no other exceptions than those previously listed within this Contract and to general exceptions contained in the Commitment. Delay in delivery by Seller of a Commitment due to delay by Buyer’s mortgagee in recording mortgage and bringing down title shall not be a default of this Contract. Every Commitment furnished by Seller shall be conclusive evidence of title as shown. If evidence of title discloses other exceptions, Seller shall have 30 days after Seller’s receipt of evidence of title to cure the exceptions and notify Buyer accordingly. As to those exceptions that may be removed at Closing by payment of money, Seller may have those exceptions removed at Closing by using the proceeds of the sale.

D. Notice. All notices required by this Contract shall be in writing and shall be served upon the Parties or their attorneys at the addresses provided in this Contract. The mailing of notice by registered or certified mail, return receipt requested, shall be sufficient service when the notice is mailed. Notices may also be served by personal delivery or commercial delivery service, by mail-o-gram, telegram, or by the use of a facsimile machine with proof of transmission and a copy of the notice with proof of transmission being sent by regular mail on the date of transmission. In addition, facsimile signatures shall be sufficient for purposes of executing, negotiating, and finalizing this Contract. E-mail notices shall be deemed valid and received by the addressee when delivered by e-mail and opened by the recipient, provided that a copy of the e-mail notice is also sent by regular mail to the recipient on the date of transmission.

E. Affidavit of Title. Seller shall furnish to Buyer at Closing an executed, notarized affidavit of title (“Affidavit of Title”), and any other documents as may be required by the Title Company for the issuance of any ALTA owner’s policy and/or lender’s policy, as the case may be. The Affidavit of Title shall cover the Closing Date.

F. Code Violations. Seller warrants that no notice from any city, village, or other governmental authority of a dwelling code violation that currently exists on the Property has been issued and received by Seller or Seller’s agent (“Code Violation Notice”). If a Code Violation Notice is received after the Acceptance Date and before Closing, Seller shall promptly notify Buyer of the Notice.

G. Escrow Closing. At the written request of Seller or Buyer received prior to the delivery of the deed under this Contract, this sale shall be closed through an escrow with a title insurance company, in accordance with the general provisions of the usual form of deed and money escrow agreement then furnished and in use by the title insurance company, with such special provisions inserted in the escrow agreement as may be required to conform with this Contract. Upon the creation of an escrow, payment of Purchase Price and delivery of deed shall be made through the escrow, this Contract and the Earnest Money shall be deposited in the escrow, and the Broker shall be made a party to the escrow with regard to commission due. The cost of the escrow shall be divided equally between Buyer and Seller.

H. 1031 Exchange. The Parties agree that at any time prior to the Closing Date, Buyer and/or Seller may elect to effect a simultaneous or non-simultaneous tax-deferred exchange pursuant to Section 1031, and the regulations pertaining thereto, of the Internal Revenue Code, as amended. Each party expressly agrees to cooperate with the other party in connection with any such exchange in any manner which shall not impose any additional cost or liability upon the cooperating party, including without limitation by executing any and all documents, including escrow instructions or agreements consenting to the assignment of any rights and obligations hereunder to an exchange entity, which may be necessary to carry out such an exchange; provided, however, that any election to effect such an exchange shall not delay the Closing Date.

I. RESPA. Buyer and Seller shall make all disclosures and do all things necessary to comply with the applicable provisions of the Real Estate Settlement Procedures Act of 1974, as amended.

Exhibit 10.2	VACANT LAND PURCHASE AND SALE CONTRACT

J. Transfer Taxes. Seller shall pay the amount of any stamp tax imposed by the state and county on the transfer of title, and shall furnish a completed declaration signed by Seller or Seller’s agent in the form required by the state and county, and shall furnish any declaration signed by Seller or Seller’s agent or meet other requirements as established by any local ordinance with regard to a transfer or transaction tax. Any real estate transfer tax required by local ordinance shall be paid by the person designated in that ordinance.

K. Removal of Personal Property. Seller shall remove from the Property by the Possession Date all debris and Seller’s personal property not conveyed by Bill of Sale to Buyer.

L. Surrender. Seller agrees to surrender possession of the Property in the same condition as it is on the Acceptance Date, ordinary wear and tear excepted, subject to Paragraph B of the General Provisions of this Contract.

M. Time. Time is of the essence for purposes of this Contract.

N. Number. Wherever appropriate within this Contract, the singular includes the plural.

O. Flood Plain Insurance. In the event the Property is in a flood plain and flood insurance is required by Buyer’s lender, Buyer shall pay for that insurance.

P. Business Days and Time. Any reference in this Contract to “day” or “days” shall mean business days, not calendar days, including Monday, Tuesday, Wednesday, Thursday, and Friday, and excluding all official federal and state holidays.

Q. Patriot Act. Seller and Buyer represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by Executive Order or the United States Treasury Department as a Specially Designated National and Blocked Person, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation which is enforced or administered by the Office of Foreign Assets Control (“OFAC”), and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Each Party shall defend, indemnify, and hold harmless the other Party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

R. Brokers. The Parties understand and agree that Seller has been represented by Brian Buckingham of CBRE, Inc. and Joe Ludwig of Rooster Ag’ Realty, Inc., and Buyer has been represented by Brian Blackmore of Caton Commercial Real Estate Group. The Parties further understand and agree that a commission of 4% will be paid as follows: The listing commission of 4% is to be divided equally, 2% to Brian Buckingham of CBRE, Inc. and 2% to Joe Ludwig of Rooster Ag’ Realty, Inc. The buyer’s commission of 2% to Brian Blackmore of Caton Commercial Real Estate Group shall be paid by Buyer. The above commissions shall be the sole and exclusive responsibility of the Seller. The Parties represent that no other Real Estate Brokers are involved in the transaction.

S. Seller’s Representations and Warranties.

(a)	Seller has received no written notice of any violation of any law, zoning ordinance, annexation agreement, building rules or any regulations of which the Property is in violation, nor has Seller received any written notice of any existing or threaten condemnation or other legal action of any kind involving the Property;

(b)	To the best of Seller’s knowledge without independent investigation, there are no proposed special assessments, actions, suits, or proceedings, pending or threaten against, by, or affecting the Seller in any court or before any governmental agency relating to the ownership of, or Seller’s ability to convey the Property;

(c)	Seller has full power and authority to enter into this Contract and to perform its obligations hereunder, and Seller has the right to sell the Property to Buyer pursuant to this Contract, and each person who execute this Contract, and all other instruments and documents in connection herewith on behalf of the Seller, has power and authority to act;

Exhibit 10.2	VACANT LAND PURCHASE AND SALE CONTRACT

(d)	Intentionally omitted.

(e)	Seller is not a foreign person as that term is defined in Section 1445 of the Internal Revenue Code;

(f)	To the best of Seller’s actual knowledge without independent investigation, there is currently no condemnation or other proceeding pending or threaten which would affect the Property, and Seller has not previously deeded or otherwise transferred any portion of the Property to any governmental or quasi governmental body or agency;

(g)	To the best of Seller’s knowledge without independent investigation, the Property is not subject to a recapture agreement which would impose liability on Purchaser; and

(h)	Seller has not received written notice of any ordinance or building code violations or any pending or any contemplated special assessments by any governmental body in connection with the Property.

(i)	Seller represents that there are no farm or other leases affecting the Property, including for Spring 2016, and that Buyer will be free at Closing to enter into any such leases in its sole discretion. Seller further indemnifies and holds Buyer harmless for any payments or other obligations arising from any farm or other lease existing prior to Closing.

Exhibit 10.2	VACANT LAND PURCHASE AND SALE CONTRACT

Legal Description

PIN: 08-34-300-003 (40 acres); 11-03-100-001 (13.39 ac); 11-03-100-002 (13.39 ac); 11-03-100-003 (66.15 ac); 11-03-100-005 (42.14 ac);11-03-300-001 (9.68 ac)

Full legal description to be included with Title Commitment.